Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 2004 relating to the consolidated financial statements of Advanced Digital Information Corporation, which appears in Advanced Digital Information Corporation’s Annual Report on Form 10-K for the year ended October 31, 2003.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

September 10, 2004